Exhibit (d)

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

MULTIPLE CLASS PLAN ADOPTED PURSUANT TO RULE 18f-3

September 24, 2025

WHEREAS, CAIS Sports, Media and Entertainment Fund (the “Fund”) is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has received from the U.S. Securities and Exchange Commission (the “SEC”) an exemptive order that permits the Fund to offer multiple classes of shares (the “Order”);

WHEREAS, reliance on the Order requires the Fund to comply with the provisions of Rule 18f-3 under the 1940 Act as if it were an open-end management investment company;

WHEREAS, Rule 18f-3 requires that a board of directors of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges; and

WHEREAS, the Board of Trustees of the Fund (the “Board”, and each member, a “Trustee”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”), seeks to adopt voluntarily a plan pursuant to Rule 18f-3 (the “Plan”), so that the Fund may issue multiple classes of shares of beneficial interest (“Shares”) in compliance with the Order.

NOW THEREFORE, the Fund hereby adopts the Plan on the following terms and conditions:

A. Class Designation; General Description of Classes

The Fund will offer three (3) classes of Shares: Class D Shares, Class I Shares and Class S Shares. In general, Shares of each class shall be identical except for different expense variables (which will result in different yields or total returns for each class), certain related rights and certain shareholder services.

In addition, pursuant to Rule 12b-1 under the 1940 Act, the Fund has adopted a Distribution and Servicing Plan (the “12b-1 Plan”) under which Class D Shares are subject to a distribution and servicing fee. A general description of the fees applicable to each class of Shares is set forth below.

1. Class D Shares. Class D Shares are not subject to a sales load; provided, however, if such Class D Shares are purchased through certain brokers-dealers and their agents that have agreed to participate in the distribution of the Shares (the “Financial Intermediaries”), those Financial Intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amounts as they may determine. Under the 12b-1 Plan, Class D Shares are subject to a quarterly distribution and servicing fee at an annual rate of up to 0.25% of the aggregate net asset value of Class D Shares, to be calculated and accrued as of the last business day of each calendar quarter (before any repurchases of shares of Class D Shares). Class D Shares require a minimum initial investment of $25,000 and a minimum additional investment of $10,000, except as described in the Fund’s then-current registration statement.

2. Class I Shares. Class I Shares are not subject to a sales load or a distribution and servicing fee. Class I Shares are purchased only through certain Financial Intermediaries, however, Financial Intermediaries may not directly charge Shareholders of Class I Shares any transaction-based fees, including upfront placement fees or brokerage commissions. Class I Shares require a minimum initial investment of $1,000,000 and a minimum additional investment of $10,000, except as described in the Fund’s then-current registration statement.

3. Class S Shares. Class S Shares are not subject to a sales load or a distribution and servicing fee; provided, however, Class S Shares are purchased only through certain participating Financial Intermediaries who charge such clients a fee for advisory, investment, consulting or similar services, including upfront placement fees or brokerage commissions, in such amount as they may determine. Class S Shares require a minimum initial investment of $1,000,000 and a minimum additional investment of $10,000, except as described in the Fund’s then-current registration statement.

The ability of the Fund to waive or adjust the minimum initial and subsequent investments shall be disclosed by the Fund in its then-current registration statement.

A 2.00% early repurchase fee payable to the Fund will be charged with respect to any repurchase of a shareholder’s Class D, Class I or Class S Shares at any time prior to the day immediately preceding the one-year anniversary of the shareholder’s acquisition of such Class D, Class I or Class S Shares, respectively, on a “first in-first out” basis. An early repurchase fee payable by a shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund and in a manner that will not discriminate unfairly against any investor, including for repurchase requests:

●	arising from the death or qualified disability of a shareholder;

●	submitted by discretionary model portfolio management programs (and similar arrangements);

●	from feeder funds (or similar vehicles) primarily created to hold the Shares, which are offered to non-U.S persons, where such funds seek to avoid imposing such a deduction because of administrative or systems limitations;

●	in the event that a shareholder’s Shares are repurchased because the shareholder has failed to maintain a $10,000 minimum account balance; and

●	as otherwise described in the Fund’s then-current registration statement.

To the extent the Fund determines to waive, impose scheduled variations of, or eliminate an early repurchase fee, it will do so consistently with the requirements of Rule 22d-1 under the 1940 Act, and the Fund’s waiver of, scheduled variation in, or elimination of, the early repurchase fee will apply uniformly to all shareholders regardless of Share class.

B. Expense Allocation of Each Class

Class-specific expenses of the Fund shall be allocated to the specific class of Shares of the Fund. Non-class specific expenses shall be allocated in accordance with Rule 18f-3 and any related guidance from the SEC or its staff. All expenses incurred by the Fund will be allocated, as provided for herein, among its classes of Shares based on the respective net assets of the Fund attributable to each such class. The value of the Fund’s net assets attributable to each class of Shares shall be computed in the manner specified in the Fund’s then-current registration statement for the computation of the Fund’s net asset value.

In addition to different expenses associated with the 12b-1 Plan, each class of Shares may pay a different amount of the following expenses:

1.	administrative and/or accounting or similar fees incurred by a specific class;

2.	legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

3.	Blue Sky fees incurred by a specific class;

4.	SEC registration fees incurred by a specific class;

5.	expenses of administrative personnel and services required to support the shareholders of a specific class;

6.	trustees’ fees incurred as a result of issues relating to a specific class;

7.	auditor’s fees, litigation expenses, and other legal fees and expenses relating to a specific class;

8.	transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class;

9.	account expenses relating solely to a specific class;

10.	expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific class; and

11.	any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than another class, including reimbursement for any expense support provided to such class.

C. Waivers and Reimbursements

Fees and expenses may be waived or reimbursed by the Adviser or its affiliates, or any other service provider to the Fund. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

D. Income, Gains and Losses

Income, realized gains and losses and unrealized appreciation and depreciation shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund, in each case in accordance with U.S. Generally Accepted Accounting Principles.

E. Class Designation

Subject to approval by the Board, the Fund may alter the nomenclature for the designations of one or more of its classes of Shares.

F. Conversion Features; Exchange Privileges

Shares of one class may be exchanged, including at the shareholder’s option, for Shares of another class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in and subject to the terms and conditions (including the imposition or waiver of any sales load or repurchase fee) set forth in the Fund’s then-current registration statement, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange. Assuming the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange and the Fund has received proper instruction from the financial intermediary to effect such intra-Fund exchange and consents to such intra-Fund exchange, a Financial Intermediary may, in its discretion, determine to exchange a shareholder’s Shares at such shareholder’s request.

G. Additional Information

This Plan is qualified by and subject to the terms of the then-current registration statement for the applicable classes; provided, however, that none of the terms set forth in any such registration statement shall be inconsistent with the terms of the classes contained in this Plan. Nothing in this Plan shall be deemed to require the Fund to take action contrary to the Declaration of Trust or the Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Fund.

H. Effective Date; Amendments

This Plan shall become effective at such time as specified by the Board. This Plan may be terminated or amended at any time with respect to the Fund or a class of Shares thereof by a vote of a majority of the Board, including a majority of the Independent Trustees.

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